EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of Time Warner Inc. (“Time Warner”) of our reports dated February 18, 2011, with respect to the consolidated financial statements, supplementary information and schedule of Time Warner and the effectiveness of internal control over financial reporting of Time Warner, included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

1) No. 333-53568	7) No. 333-84858	12) No. 333-123276	17) No. 333-157446
2) No. 333-53572	8) No. 333-102787	13) No. 333-123278	18) No. 333-158419
3) No. 333-53574	9) No. 333-104134	14) No. 333-137291	19) No. 333-165156
4) No. 333-53578	10) No. 333-104135	15) No. 333-137292	20) No. 333-166599
5) No. 333-53580	11) No. 333-105384	16) No. 333-142536	21) No. 333-168551
6) No. 333-54518

Ernst & Young
/s/ Ernst & Young

New York, NY
February 18, 2011